    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 2000


                                                      REGISTRATION NO. 333-47042

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                        SILICON STORAGE TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)

                CALIFORNIA                                   77-0225590
      (State or Other Jurisdiction of                     (I.R.S. Employer
      Incorporation or Organization)                   Identification Number)

                               1171 SONORA COURT
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 735-9110
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                    BING YEH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        SILICON STORAGE TECHNOLOGY, INC.
                               1171 SONORA COURT
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 735-9110
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

          MARK P. TANOURY, ESQ.                       WILLIAM M. KELLY, ESQ.
         MATTHEW W. SONSINI, ESQ.                     DAVIS POLK & WARDWELL
            COOLEY GODWARD LLP                         1600 EL CAMINO REAL
          FIVE PALO ALTO SQUARE                    MENLO PARK, CALIFORNIA 94025
           3000 EL CAMINO REAL                            (650) 752-2000
       PALO ALTO, CALIFORNIA 94306
              (650) 843-5000

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 3, 2000


                                  $150,000,000

                                   [SST LOGO]

           % Convertible Subordinated Notes due                , 2005

                                  -----------

    We will pay interest on the notes each       and       , beginning on
             , 2001. Holders may require us to repurchase the notes upon a change in control. The notes are subordinated to our senior indebtedness and effectively subordinated to all indebtedness and other liabilities of our subsidiaries.


    Holders may convert the notes into our common stock at any time prior to
maturity at a conversion price of $    per share, which is equivalent to a
conversion rate of       shares of our common stock per $1,000 principal amount
of notes. Our common stock is listed on The Nasdaq Stock Market's National Market under the symbol "SSTI." On October 2, 2000, the last reported sale price for our common stock was $25.1875 per share.


    We may redeem some or all of the notes at any time before              ,
2003, at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest, if any, to but excluding the redemption date, if certain conditions are met. We will make an additional payment in cash with respect to the notes called for provisional redemption in an amount equal to
$    per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes before the date of redemption. We may redeem some or
all of the notes at any time on or after              , 2003, at the redemption
prices described in this prospectus.

    The underwriters have an option to purchase a maximum of $22,500,000 additional principal amount of notes to cover over-allotments of notes.

    Concurrently with this offering and pursuant to a separate prospectus, we are selling 5,000,000 shares of our common stock, 5,750,000 shares if the underwriters' over-allotment option is exercised in full. This offering of the notes is not conditioned on completion of the common stock offering.

    INVESTING IN THE NOTES AND OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 8.

                                                                                  UNDERWRITING
                                                             PRICE TO             DISCOUNTS AND            PROCEEDS
                                                             PUBLIC(1)             COMMISSIONS             TO SST(1)
                                                       ---------------------  ---------------------  ---------------------
Per Note.............................................            %                      %                      %
Total................................................            $                      $                      $

(1) Plus accrued interest, if any, from             , 2000.

    Delivery of the notes in book-entry form will be made on or about
             , 2000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON


                                  LEHMAN BROTHERS


                                                             CHASE H&Q

               The date of this prospectus is              , 2000

                                 --------------

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
PROSPECTUS SUMMARY....................      3
RISK FACTORS..........................      8
USE OF PROCEEDS.......................     19
CAPITALIZATION........................     20
SELECTED CONSOLIDATED FINANCIAL
  DATA................................     21
DESCRIPTION OF THE NOTES..............     23
CERTAIN UNITED STATES FEDERAL INCOME
  TAX CONSIDERATIONS..................     37
UNDERWRITING..........................     44



                                          PAGE
                                        --------
NOTICE TO CANADIAN RESIDENTS..........     47
LEGAL MATTERS.........................     48
EXPERTS...............................     48
WHERE YOU CAN FIND MORE INFORMATION...     48
INFORMATION INCORPORATED BY
  REFERENCE...........................     49
DISCLOSURE REGARDING FORWARD-LOOKING
  STATEMENTS..........................     50


                                 --------------

    YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION IN THIS PROSPECTUS CONCERNING US AND THE CONVERTIBLE SUBORDINATED NOTES BEING SOLD IN THIS OFFERING AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCES IN THIS PROSPECTUS TO "WE," "US," "OUR" AND "SST" REFER TO SILICON STORAGE
TECHNOLOGY, INC. AND OUR WHOLLY OWNED SUBSIDIARIES.

                        SILICON STORAGE TECHNOLOGY, INC.

    We are a leading supplier of flash memory semiconductor devices for the digital consumer, networking, wireless communication and Internet computing markets. Flash memory is nonvolatile memory that does not lose data when the power source is removed and is capable of electrically erasing selected blocks of data. We believe our proprietary flash memory technology, SuperFlash, offers superior performance to other flash memory solutions. We have three standard flash memory product families: the small-sector flash family, the multi-purpose flash family and the many-time programmable flash family. These families allow us to produce products optimized for cost and functionality to support a broad range of applications that use nonvolatile memory products. We believe the benefits of SuperFlash include high reliability, fast write performance, ability to be scaled to a smaller size and a low-cost manufacturing process.

    We offer over 50 products based on our SuperFlash design and manufacturing process technology. These products include flash memory products, application specific memory products, flash embedded controllers and mass storage products. Our memory devices have densities ranging from 256 Kbit to 16 Mbit and are generally used for the storage of program code. Our flash embedded microcontrollers support concurrent flash read-while-write operations using In-Application Programming. We also offer mass storage products that are used for storing images, music and other data in devices such as digital cameras and MP3 players.

    Our customers include Acer, Apple, Arima, Asustek, Compal, Cisco, Compaq, Diamond Multimedia, FIC, Gigabyte, Hyundai, Infineon, Intel, IBM, Inventec, LG, Liteon, Lucent, Motorola, Nortel, Panasonic, Quanta, Samsung, Sanyo, Sony and 3Com. We also license our SuperFlash technology to leading semiconductor companies including Analog Devices, ATMI, IBM, ISD, Motorola, National Semiconductor, Samsung, Sanyo, Seiko-Epson and TSMC to embed in semiconductor devices that integrate flash memory with other functions on a single chip. Our products are manufactured at leading wafer foundries and semiconductor manufacturers including Samsung Electronics, Sanyo, Seiko-Epson, TSMC and UMC. We also work with IBM, Samsung Electronics, Sanyo, Seiko-Epson and TSMC to develop new technology for manufacturing our products.

    Our objective is to be the leading worldwide supplier of flash memory devices and intellectual property for program code storage applications. In addition, we intend to leverage our SuperFlash technology to penetrate the high density mass storage markets. We intend to achieve our objectives by:

    - maintaining a leading position in the program code storage market;

    - continuing to enhance our leading flash memory technology;

    - introducing new products based on our SuperFlash technology;

    - maintaining a leading position in licensing embedded flash technology; and

    - penetrating the high density mass storage market.

    We were incorporated in 1989 in California. Our principal executive offices are located at 1171 Sonora Court, Santa Clara, CA 94086, and our telephone number is (408) 735-9110.

    "SuperFlash" and the SST logo are our registered trademarks and In-Application Programming, SSF, MPF and MTP are our trademarks. This prospectus also includes trademarks owned by other parties.

                                  THE OFFERING

Securities Offered.........................................  $150,000,000 aggregate principal amount of
                                                               % Convertible Subordinated Notes due
                                                                         , 2005. We have also granted
                                                             the underwriters an option to purchase up
                                                             to $22,500,000 aggregate principal amount
                                                             of additional notes, solely to cover
                                                             over-allotments, if any.
Offering Price.............................................  % of the principal amount of the notes, plus accrued interest on the notes, if
                                                             any.
Interest...................................................  The notes will bear interest at an annual
                                                             rate of       %, compounded semi-annually.
                                                             Interest will be payable on each      and
                                                                   , beginning             , 2001.
Maturity Date..............................................  , 2005.
Conversion Rights..........................................  The notes are convertible at the option of the holder at any time prior to maturity
                                                             into shares of our common stock initially
                                                             at a conversion price of $
                                                             per share, which is equal to a conversion
                                                             rate of         shares per $1,000
                                                             principal amount of notes. The conversion
                                                             rate is subject to adjustment.
Provisional Redemption.....................................  We may redeem the notes, in whole or in
                                                             part, at any time prior to             ,
                                                             2003, at a redemption price equal to
                                                             $1,000 per $1,000 principal amount of
                                                             notes to be redeemed, plus accrued and
                                                             unpaid interest, if any, to but excluding
                                                             the redemption date, if the closing price
                                                             of our common stock has exceeded 150% of
                                                             the conversion price then in effect for at
                                                             least 20 trading days within a period of
                                                             30 consecutive trading days ending on the
                                                             trading day before the date of mailing of
                                                             the redemption notice. Upon any
                                                             provisional redemption, we will make an
                                                             additional payment in cash with respect to
                                                             the notes called for provisional
                                                             redemption in an amount equal to
                                                             $      per $1,000 principal amount of
                                                             notes, less the amount of any interest
                                                             actually paid on the notes before the call
                                                             for provisional redemption. WE WILL BE
                                                             OBLIGATED TO MAKE THIS ADDITIONAL PAYMENT
                                                             ON ALL NOTES CALLED FOR PROVISIONAL
                                                             REDEMPTION, INCLUDING ANY NOTES CONVERTED
                                                             AFTER THE NOTICE DATE AND BEFORE THE
                                                             REDEMPTION DATE.

Optional Redemption........................................  We may redeem the notes on or after
                                                                         , 2003, at the redemption
                                                             prices, plus accrued and unpaid interest,
                                                             set forth in this prospectus.
Sinking Fund...............................................  None.
Change in Control..........................................  Upon a change in control, you may require us to purchase your notes at 100% of the
                                                             principal amount of the notes, plus
                                                             accrued and unpaid interest. We may not
                                                             have sufficient funds to pay the purchase
                                                             price for all duly tendered notes upon a
                                                             change in control.
Subordination..............................................  The notes will be general, unsecured obligations of SST, subordinated in right
                                                             of payment to all existing and future
                                                             senior indebtedness. In addition, the
                                                             notes will be effectively subordinated to
                                                             the indebtedness and other liabilities of
                                                             our subsidiaries. As of August 31, 2000,
                                                             we had no senior indebtedness outstanding
                                                             and our subsidiaries had approximately
                                                             $3,400 of outstanding liabilities which
                                                             consisted of accounts payable and other
                                                             liabilities. We and our subsidiaries are
                                                             not prohibited from incurring senior
                                                             indebtedness or other debt under the
                                                             indenture.
Use of Proceeds............................................  Working capital, general corporate purposes, possible acquisitions of
                                                             businesses or technologies and possible
                                                             production capacity commitments. See "Use
                                                             of Proceeds."
Trading....................................................  We do not intend to list the notes for trading on any national securities
                                                             exchange or for inclusion in any automated
                                                             quotation system.
Trustee....................................................  Bank One Trust Company, N.A.
Common Stock Offering......................................  Under a separate prospectus we are offering concurrently with this offering,
                                                             5,000,000 shares of our common stock,
                                                             5,750,000 shares if the underwriters'
                                                             over-allotment option is exercised in
                                                             full. Completion of the common stock
                                                             offering is not a condition to this
                                                             offering.

    Except as otherwise noted, all information in this prospectus assumes the underwriters' over- allotment option is not exercised.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                       JUNE 30,
                                    ----------------------------------------------------   -------------------
                                      1995       1996       1997       1998       1999       1999       2000
                                    --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Net revenues:
  Product revenues................  $38,283    $90,638    $73,796    $ 66,875   $118,242   $ 38,226   $163,889
  License revenues................    1,245      2,652      1,526       2,536      6,552      3,093      1,611
                                    -------    -------    -------    --------   --------   --------   --------
    Total net revenues............   39,528     93,290     75,322      69,411    124,794     41,319    165,500
Cost of revenues..................   26,360     59,494     62,747      62,703     94,652     35,004     93,559
                                    -------    -------    -------    --------   --------   --------   --------
Gross profit......................   13,168     33,796     12,575       6,708     30,142      6,315     71,941
                                    -------    -------    -------    --------   --------   --------   --------
Operating expenses:
  Research and development........    4,058      6,948      8,744      14,527     18,199      9,213     17,257
  Sales and marketing.............    2,455      5,292      6,587       7,290     10,576      4,465     10,503
  General and administrative......    1,464      3,370      9,479       4,592      3,800      1,245      6,319
  In-process research and
    development...................       --         --         --          --      2,011      2,011         --
                                    -------    -------    -------    --------   --------   --------   --------
    Total operating expenses......    7,977     15,610     24,810      26,409     34,586     16,934     34,079
                                    -------    -------    -------    --------   --------   --------   --------
Income (loss) from operations.....    5,191     18,186    (12,235)    (19,701)    (4,444)   (10,619)    37,862
Interest and other income, net....      517      1,763      2,146       1,573        730        513      3,100
Interest expense..................     (273)        --         --         (31)      (214)       (36)      (545)
                                    -------    -------    -------    --------   --------   --------   --------
Income (loss) before provision for
  (benefit from) income taxes.....    5,435     19,949    (10,089)    (18,159)    (3,928)   (10,142)    40,417
Provision for (benefit from)
  income taxes....................     (594)     7,598     (3,165)       (571)        88         65      8,237
                                    -------    -------    -------    --------   --------   --------   --------
Net income (loss).................  $ 6,029    $12,351    $(6,924)   $(17,588)  $ (4,016)  $(10,207)  $ 32,180
                                    =======    =======    =======    ========   ========   ========   ========
Net income (loss) per
  share--basic....................  $  0.23    $  0.18    $ (0.10)   $  (0.26)  $  (0.06)  $  (0.15)  $   0.39
                                    =======    =======    =======    ========   ========   ========   ========
Net income (loss) per
  share--diluted..................  $  0.11    $  0.16    $ (0.10)   $  (0.26)  $  (0.06)  $  (0.15)  $   0.36
                                    =======    =======    =======    ========   ========   ========   ========


                                                                         JUNE 30, 2000
                                                              -----------------------------------
                                                                                       AS FURTHER
                                                               ACTUAL    AS ADJUSTED    ADJUSTED
                                                              --------   -----------   ----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $170,632     $315,122     $434,358
Working capital.............................................   278,740      423,230      542,466
Total assets................................................   399,569      544,059      663,295
Long-term obligations.......................................       364      144,854      145,314
Total shareholders' equity..................................  $337,649     $337,649     $456,425


    The as adjusted balance sheet data gives effect to the net proceeds from the sale of $150 million principal amount of convertible subordinated notes offered in this offering after deducting estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds."


    The as further adjusted balance sheet data gives effect to the net proceeds from the sale of $150 million principal amount of convertible subordinated notes offered in this offering and the net proceeds from the sale of 5,000,000 shares of common stock offered in the concurrent common stock offering at an assumed public offering price of $25.1875 per share, in each case, after deducting estimated underwriting discounts and commissions and estimated offering expenses. Completion of the common stock offering is not a condition to this offering. See "Capitalization."


    The above data has been retroactively adjusted, as appropriate, to reflect a 3-for-1 stock split which was effected in August 2000.

                     QUARTERLY CONSOLIDATED FINANCIAL DATA

    The following table presents our unaudited consolidated statements of operations data for each of the eight quarters in the period ended June 30, 2000. In our opinion:

    - this information has been presented on the same basis as the audited consolidated financial statements incorporated by reference in this prospectus, except that the net income (loss) per share data has been retroactively adjusted, as appropriate, to reflect a 3-for-1 stock split which was effected in August 2000; and

    - all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the audited consolidated financial statements and related notes.

    The operating results for any quarter should not be relied upon as necessarily indicative of results for any future period. We expect our quarterly operating results to fluctuate in future periods due to a variety of reasons, including those discussed in "Risk Factors."

                                                                        QUARTER ENDED
                                   ---------------------------------------------------------------------------------------
                                   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                     1998        1998       1999       1999       1999        1999       2000       2000
                                   ---------   --------   --------   --------   ---------   --------   --------   --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues:
  Product revenues...............   $17,333    $17,366    $17,793    $20,433     $32,508    $47,508    $61,813    $102,076
  License revenues...............       806        717        535      2,558       2,639        820        501       1,110
                                    -------    -------    -------    -------     -------    -------    -------    --------
    Total net revenues...........    18,139     18,083     18,328     22,991      35,147     48,328     62,314     103,186
Gross profit (loss)..............     1,902       (587)     1,349      4,966       9,206     14,621     25,839      46,102
Income (loss) from operations....    (5,373)    (6,949)    (6,788)    (3,831)        773      5,402     10,497      27,365
Net income (loss)................    (7,273)    (6,748)    (6,577)    (3,630)        448      5,743      9,644      22,536
Net income (loss) per
  share--basic...................   $ (0.11)   $ (0.10)   $ (0.09)   $ (0.05)    $  0.01    $  0.08    $  0.13    $   0.25
Net income (loss) per
  share--diluted.................   $ (0.11)   $ (0.10)   $ (0.09)   $ (0.05)    $  0.01    $  0.07    $  0.11    $   0.24

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY RISKS FACING OUR COMPANY. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY BELIEVE ARE NOT SERIOUS MAY ALSO IMPAIR OUR BUSINESS AND OUR FINANCIAL CONDITION. OUR BUSINESS COULD BE HARMED BY ANY OF THESE RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AT ANY TIME DUE TO ANY OF THESE RISKS AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. IN ASSESSING THESE RISKS, YOU SHOULD ALSO REFER TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES.

                         RISKS RELATED TO OUR BUSINESS

OUR OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, AND AN UNANTICIPATED DECLINE IN REVENUE MAY DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND RESULT IN A DECLINE IN OUR STOCK PRICE.

    Our recent growth rate may not be sustainable, and you should not use our past financial performance to predict future operating results. We incurred net losses in fiscal 1997, 1998 and 1999. Our recent quarterly and annual operating results have fluctuated, and will continue to fluctuate, due to the following factors, all of which are difficult to forecast and many of which are out of our control:

    - the availability, timely delivery and cost of wafers from our suppliers;

    - competitive pricing pressures and related changes in selling prices;

    - fluctuations in manufacturing yields and significant yield losses;

    - new product announcements and introductions of competing products by us or our competitors;

    - product obsolescence;

    - lower of cost or market inventory adjustments;

    - changes in demand for, or in the mix of, our products;

    - the gain or loss of significant customers;

    - market acceptance of products utilizing our SuperFlash technology;

    - changes in the channels through which our products are distributed and the timeliness of receipt of distributor resale information;

    - exchange rate fluctuations;

    - general economic, political and environmental-related conditions, such as natural disasters;

    - difficulties in forecasting, planning and managing inventory levels;

    - unanticipated research and development expenses associated with new product introductions; and

    - the timing of significant orders and of license and royalty revenue.

    A downturn in the market for consumer products such as personal computers and cellular telephones that incorporate our products can also harm our operating results.

WE DEPEND ON A LIMITED NUMBER OF FOREIGN FOUNDRIES TO MANUFACTURE OUR PRODUCTS, AND THESE FOUNDRIES MAY NOT BE ABLE TO SATISFY OUR MANUFACTURING REQUIREMENTS, WHICH COULD CAUSE OUR REVENUES TO DECLINE.

    We outsource all of our manufacturing with the exception of limited testing activities. We currently buy all of our wafers and sorted die from a limited number of suppliers. Substantially all of our products are manufactured by three foundries, Taiwan Semiconductor Manufacturing Co., Ltd. in Taiwan, Sanyo Electric Co., Ltd. in Japan and Samsung Electronics Ltd. in Korea. We anticipate that these foundries, together with National Semiconductor Corporation in the United States, will manufacture the majority of our products in 2001. If these suppliers fail to satisfy our requirements on a timely basis and at competitive prices we could suffer manufacturing delays, a possible loss of revenues or higher than anticipated costs of revenues, any of which could harm our operating results.

    Given the current constraints on worldwide semiconductor manufacturing capacity, our revenues for the next several quarters will largely be determined by our ability to obtain adequate wafer supplies from our foundries. We are currently unable to meet all of the demand for our products, and have in the past failed to meet scheduled shipment dates, due to our inability to obtain a sufficient supply of wafers and sorted die from our foundries. The foundries with which we currently have arrangements, together with any additional foundry at which capacity might be obtained, may not be willing or able to satisfy all of our manufacturing requirements on a timely basis at favorable prices. In addition, we have encountered delays in qualifying new products and in ramping new product production and could experience these delays in the future. We are also subject to the risks of service disruptions, raw material shortages and price increases by the foundries. Such disruptions, shortages and price increases could harm our operating results.

IF WE ARE UNABLE TO INCREASE OUR MANUFACTURING CAPACITY, OUR REVENUES MAY
DECLINE.

    In order to grow, we need to increase our present manufacturing capacity. Events that we have not foreseen could arise which would further limit our capacity. We are continually engaged in attempting to secure additional manufacturing capacity to support our long-term growth. While we have made arrangements with manufacturers to provide us with more than twice the capacity in 2001 as compared to 2000, we still anticipate being unable to satisfy all of our indicated customer demand, at least in the first half of 2001. In the longer term we may determine that it is necessary to invest substantial capital in order to secure appropriate production capacity commitments. If we cannot secure additional manufacturing capacity on acceptable terms, our ability to grow will be impaired and our operating results will be harmed.

OUR COST OF REVENUES MAY INCREASE IF WE ARE REQUIRED TO PURCHASE MANUFACTURING CAPACITY IN THE FUTURE.

    To obtain additional manufacturing capacity, we may be required to make deposits, equipment purchases, loans, joint ventures, equity investments or technology licenses in or with wafer fabrication companies. These transactions could involve a commitment of substantial amounts of our capital and technology licenses in return for production capacity. We may be required to seek additional debt or equity financing if we need substantial capital in order to secure this capacity and we cannot assure you that we will be able to obtain such financing.

IF OUR FOUNDRIES FAIL TO ACHIEVE ACCEPTABLE WAFER MANUFACTURING YIELDS, WE WILL EXPERIENCE HIGHER COSTS OF REVENUES AND REDUCED PRODUCT AVAILABILITY.

    The fabrication of our products requires wafers to be produced in a highly controlled and ultra-clean environment. Semiconductor companies that supply our wafers sometimes have experienced problems achieving acceptable wafer manufacturing yields. Semiconductor manufacturing yields are a function of both our design technology and the foundry's manufacturing process technology. Low yields may result from marginal design or manufacturing process drift. Yield problems may not be identified until the wafers are well into the production process, which often makes them difficult, time consuming and costly to correct. Furthermore, we rely on independent foreign foundries for our wafers which increases the effort and time required to identify, communicate and resolve manufacturing yield problems. If our foundries fail to achieve acceptable manufacturing yields, we will experience higher costs of revenues and reduced product availability, which would harm our operating results.

IF OUR FOUNDRIES DISCONTINUE THE MANUFACTURING PROCESSES NEEDED TO MEET OUR DEMANDS, OR FAIL TO UPGRADE THE TECHNOLOGIES NEEDED TO MANUFACTURE OUR PRODUCTS, WE MAY FACE PRODUCTION DELAYS AND LOWER REVENUES.

    Our wafer and product requirements typically represent a small portion of the total production of the foundries that manufacture our products. As a result, we are subject to the risk that a foundry will cease production on an older or lower-volume manufacturing process that it uses to produce our parts. Additionally, we cannot be certain our foundries will continue to devote resources to advance the process technologies on which the manufacturing of our products is based. Each of these events could increase our costs and harm our ability to deliver our products on time.

OUR DEPENDENCE ON THIRD-PARTY SUBCONTRACTORS TO ASSEMBLE AND TEST OUR PRODUCTS SUBJECTS US TO A NUMBER OF RISKS, INCLUDING AN INADEQUATE SUPPLY OF PRODUCTS AND HIGHER COSTS OF MATERIALS.

    We depend on independent subcontractors to assemble and test our products. Our reliance on these subcontractors involves the following significant risks:

    - reduced control over delivery schedules and quality;

    - the potential lack of adequate capacity during periods of strong demand;

    - difficulties selecting and integrating new subcontractors;

    - limited warranties on products supplied to us;

    - potential increases in prices due to capacity shortages and other factors; and

    - potential misappropriation of our intellectual property.

    These risks may lead to increased costs, delayed product delivery or loss of competitive advantage which would harm our profitability and customer relationships.

OUR OPERATING EXPENSES ARE RELATIVELY FIXED, AND WE ORDER MATERIALS IN ADVANCE OF ANTICIPATED CUSTOMER DEMAND. THEREFORE, WE HAVE LIMITED ABILITY TO REDUCE EXPENSES QUICKLY IN RESPONSE TO ANY REVENUE SHORTFALLS.

    Our operating expenses are relatively fixed, and we therefore have limited ability to reduce expenses quickly in response to any revenue shortfalls. Consequently, our operating results will be harmed if our revenues do not meet our revenue projections. We may experience revenue shortfalls for the following reasons:

    - significant pricing pressures that occur because of declines in selling prices over the life of a product;

    - sudden shortages of raw materials or fabrication, test or assembly capacity constraints that lead our suppliers to allocate available supplies or capacity to other customers which, in turn, harm our ability to meet our sales obligations; and

    - the reduction, rescheduling or cancellation of customer orders.

    In addition, we typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. From time to time, in response to anticipated long lead times to obtain inventory and materials from our outside suppliers and foundries, we may order materials in advance of anticipated customer demand. This advance ordering may result in excess inventory levels or unanticipated inventory write-downs if expected orders fail to materialize.

BECAUSE OUR FLASH MEMORY PRODUCTS TYPICALLY HAVE LENGTHY SALES CYCLES, WE MAY EXPERIENCE SUBSTANTIAL DELAYS BETWEEN INCURRING EXPENSES RELATED TO RESEARCH AND DEVELOPMENT AND THE GENERATION OF REVENUES.

    Due to the flash memory product cycle we usually require more than nine months to realize volume shipments after we first contact a customer. We first work with customers to achieve a design win, which may take three months or longer. Our customers then complete the design, testing and evaluation process and begin to ramp up production, a period which typically lasts an additional six months or longer. As a result, a significant period of time may elapse between our research and development efforts and our realization of revenue, if any, from volume purchasing of our products by our customers.

WE FACE INTENSE COMPETITION FROM COMPANIES WITH SIGNIFICANTLY GREATER FINANCIAL, TECHNICAL AND MARKETING RESOURCES THAT COULD HARM SALES OF OUR PRODUCTS.

    We compete with major domestic and international semiconductor companies, many of which have substantially greater financial, technical, marketing, distribution, and other resources than we do. Many of our competitors have their own facilities for the production of semiconductor memory components and have recently added significant capacity for such production. Our memory products, which presently account for substantially all of our revenues, compete principally against products offered by Intel, Advanced Micro Devices, Atmel, STMicroelectronics, Sanyo, Winbond Electronics and Macronix. If we are successful in developing our high density products, these products will compete principally with products offered by Intel, Advanced Micro Devices, Fujitsu, Sharp, Samsung Semiconductor, SanDisk and Toshiba, as well as any new entrants to the market.

    In addition, we may in the future experience direct competition from our foundry partners. We have licensed to our foundry partners the right to fabricate products based on our technology and circuit design, and to sell such products worldwide, subject to our receipt of royalty payments.

    Competition may also come from alternative technologies such as ferroelectric random access memory, or FRAM, or other developing technologies.

OUR MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, AND THEREFORE, OUR SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP AND INTRODUCE NEW PRODUCTS.

    The markets for our products are characterized by:

    - rapidly changing technologies;

    - evolving and competing industry standards;

    - changing customer needs;

    - frequent new product introductions and enhancements;

    - increased integration with other functions; and

    - rapid product obsolescence.

    To develop new products for our target markets, we must develop, gain access to and use leading technologies in a cost-effective and timely manner and continue to expand our technical and design expertise. In addition, we must have our products designed into our customers' future products and maintain close working relationships with key customers in order to develop new products that meet their changing needs.

    In addition, products for communications applications are based on continually evolving industry standards. Our ability to compete will depend on our ability to identify and ensure compliance with these industry standards. As a result, we could be required to invest significant time and effort and incur significant expense to redesign our products and ensure compliance with relevant standards. We believe that products for these applications will encounter intense competition and be highly price sensitive. While we are currently developing and introducing new products for these applications, we cannot assure you that these products will reach the market on time, will satisfactorily address customer needs, will be sold in high volume, or will be sold at profitable margins.

    We cannot assure you that we will be able to identify new product opportunities successfully, develop and bring to market new products, achieve design wins or respond effectively to new technological changes or product announcements by our competitors. In addition, we may not be successful in developing or using new technologies or in developing new products or product enhancements that achieve market acceptance. Our pursuit of necessary technological advances may require substantial time and expense. Failure in any of these areas could harm our operating results.

OUR FUTURE SUCCESS DEPENDS IN PART ON THE CONTINUED SERVICE OF OUR KEY DESIGN ENGINEERING, SALES, MARKETING AND EXECUTIVE PERSONNEL AND OUR ABILITY TO IDENTIFY, RECRUIT AND RETAIN ADDITIONAL PERSONNEL.

    We are highly dependent on Bing Yeh, our President and Chief Executive Officer, as well as the other principal members of our management and engineering staff. There is intense competition for qualified personnel in the semiconductor industry, in particular the highly skilled design, applications and test engineers involved in the development of flash memory technology. Competition is especially intense in Silicon Valley, where our corporate headquarters is located. We may not be able to continue to attract and retain engineers or other qualified personnel necessary for the development of our business or to replace engineers or other qualified personnel who may leave our employ in the future. Our anticipated growth is expected to place increased demands on our resources and will likely require the addition of new management and engineering personnel and the development of additional expertise by existing management personnel. The failure to recruit and retain key design engineers or other technical and management personnel could harm our business.

OUR ABILITY TO COMPETE SUCCESSFULLY WILL DEPEND, IN PART, ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.


    We rely on a combination of patents, trade secrets, copyrights, mask work rights, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. Policing unauthorized use of our products, however, is difficult, especially in foreign countries. Litigation may continue to be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition regardless of the outcome of the litigation.


    We own 23 patents in the United States relating to our products and processes, and have filed for several more. In addition, we hold three patents in Europe, two patents in Germany and additional foreign patent applications have been filed in Europe, Japan, Taiwan and Canada. We cannot assure you that any pending patent application will be granted. Our operating results could be seriously harmed by the failure to protect our intellectual property.

IF WE ARE ACCUSED OF INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHER PARTIES, WE MAY BECOME SUBJECT TO TIME-CONSUMING AND COSTLY LITIGATION. IF WE LOSE, WE COULD SUFFER A SIGNIFICANT IMPACT ON OUR BUSINESS AND BE FORCED TO PAY DAMAGES.

    Third parties may assert that our products infringe their proprietary rights, or may assert claims for indemnification resulting from infringement claims against us. Any such claims may cause us to delay or cancel shipment of our products or pay damages which could seriously harm our business, financial condition and results of operations. In addition, irrespective of the validity or the successful assertion of such claims, we could incur significant costs in defending against such claims.

    Over the past three years we were sued both by Atmel Corporation and Intel Corporation regarding patent infringement issues and by Winbond Electronics Corporation regarding our contractual relationship with them. Significant management time and financial resources have been devoted to defending these lawsuits. We settled with Intel in May 1999, with Winbond in October 2000, and the Atmel litigation is ongoing.


    In addition to the Atmel, Intel and Winbond actions, we receive from time to time letters or communications from other companies stating that such companies have patent rights which involve our products. Since the design of all of our products is based on SuperFlash technology, any legal finding that the use of our SuperFlash technology infringes the patent of another company would have a significantly negative effect on our entire product line and operating results. Furthermore, if such a finding were made, there can be no assurance that we could license the other company's technology on commercially reasonable terms or that we could successfully operate without such technology. Moreover, if we are found to infringe, we could be required to pay damages to the owner of the protected technology and could be prohibited from making, using, selling, or importing into the United States any products that infringe the protected technology. In addition, the management attention consumed by and legal cost associated with any litigation could harm our operating results.

    PUBLIC ANNOUNCEMENTS MAY HURT OUR STOCK PRICE. During the course of lawsuits there may be public announcements of the results of hearings, motions, and other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could harm the market price of our stock.


    OUR LITIGATION MAY BE EXPENSIVE, MAY BE PROTRACTED AND CONFIDENTIAL INFORMATION MAY BE COMPROMISED. Whether or not we are successful in our lawsuit with Atmel, we expect this litigation to consume substantial amounts of our financial and managerial resources. At any time Atmel may file additional claims against us, which could increase the risk, expense and duration of the litigation. Further, because of the substantial amount of discovery required in connection with this type of litigation, there is a risk that some of our confidential information could be compromised by disclosure.


OUR BUSINESS MAY SUFFER DUE TO RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS.

    During 1997, 1998, 1999 and the six months ended June 30, 2000, our export product and licensing revenues accounted for approximately 87%, 93%, 89% and 85% of our net revenues, respectively. Our international business activities are subject to a number of risks, each of which could impose unexpected costs on us that would have an adverse effect on our operating results. These risks include:

    - difficulties in complying with regulatory requirements and standards;

    - tariffs and other trade barriers;

    - costs and risks of localizing products for foreign countries;

    - reliance on third parties to distribute our products;

    - longer accounts receivable payment cycles;

    - potentially adverse tax consequences;

    - limits on repatriation of earnings; and

    - burdens of complying with a wide variety of foreign laws.

    We derived 81% and 79% of our product revenue from Asia during 1999 and the six months ended June 30, 2000, respectively. Additionally, our major wafer suppliers and assembly and packaging subcontractors are all located in Asia. Any kind of economic, political or environmental instability in this region of the world could harm our operating results due to the large concentration of our production and sales activities in this region. For example, during 1997 and 1998, several Asian countries where we do business, such as Japan, Taiwan and Korea, experienced severe currency fluctuation and economic deflation, which negatively impacted our total revenues and also negatively impacted our ability to collect payments from these customers. During this period, the lack of capital in the financial sectors of these countries made it difficult for our customers to open letters of credit or other financial instruments that are guaranteed by foreign banks. Finally, the economic situation in this period exacerbated a decline in selling prices for our products as our competitors reduced product prices to generate needed cash.

    It should also be noted that we are greatly impacted by the political, economic and military conditions in Taiwan. Taiwan and China are continuously engaged in political disputes and both countries have conducted military exercises in or near the other's territorial waters and airspace. Such disputes may continue and even escalate, resulting in an economic embargo, a disruption in shipping or even military hostilities. Any of these events could delay production or shipment of our products. Any kind of activity of this nature or even rumors of such activity could harm our operations, revenues, operating results, and stock price.

BECAUSE A SMALL NUMBER OF CUSTOMERS HAVE ACCOUNTED FOR, AND ARE LIKELY TO CONTINUE TO ACCOUNT FOR, A SUBSTANTIAL PORTION OF OUR REVENUES, OUR REVENUES COULD DECLINE DUE TO THE LOSS OF ONE OF THESE CUSTOMERS.

    More than half of our revenues come from a small number of customers. For example, product sales to our top 10 customers accounted for approximately 62%, 66%, 57% and 46% of our product revenues for 1997, 1998, 1999 and the six months ended June 30, 2000, respectively. One customer accounted for 16% and 15% of product sales in 1997 and 1998. Another customer accounted for 11%, 12% and 11% of product sales in 1998, 1999 and the six months ended June 30, 2000, respectively. If we were to lose any of these customers or experience any substantial reduction in orders from these customers, our revenues and operating results would be harmed. In addition, the composition of our major customer base changes from year to year as the market demand for our customers' products change.

WE DO NOT TYPICALLY ENTER INTO LONG-TERM CONTRACTS WITH OUR CUSTOMERS, AND THE LOSS OF A MAJOR CUSTOMER COULD HARM OUR BUSINESS.

    We do not typically enter into long-term contracts with our customers, and we cannot be certain as to future order levels from our customers. When we do enter into a long-term contract, the contract is generally terminable at the convenience of the customer. An early termination by one of our major customers would likely harm our financial results as it is unlikely that we would be able to rapidly replace that revenue source.

CANCELLATIONS OR RESCHEDULING OF BACKLOG MAY RESULT IN LOWER FUTURE REVENUE AND HARM OUR BUSINESS.

    Due to possible customer changes in delivery schedules and cancellations of orders, our backlog at any particular date is not necessarily indicative of actual sales for any succeeding period. A reduction of backlog during any particular period, or the failure of our backlog to result in future revenue, could harm our business.

IF AN EARTHQUAKE OR OTHER NATURAL DISASTER STRIKES OUR MANUFACTURING FACILITY OR THOSE OF OUR SUPPLIERS, WE WOULD BE UNABLE TO MANUFACTURE OUR PRODUCTS FOR A SUBSTANTIAL AMOUNT OF TIME AND WE WOULD EXPERIENCE LOST REVENUES.

    Our corporate headquarters are located in California near major earthquake faults. In addition, some of our suppliers are located near fault lines. In the event of a major earthquake or other natural disaster near our headquarters, our operations could be harmed. Similarly, a major earthquake or other natural disaster near one or more of our major suppliers, like the one that occurred in Taiwan in

September 1999, could disrupt the operations of those suppliers, which could limit the supply of our products and harm our business.

WE DEPEND ON MANUFACTURERS' REPRESENTATIVES AND DISTRIBUTORS TO GENERATE A MAJORITY OF OUR REVENUES.

    We rely on manufacturers' representatives and distributors to sell our products and these entities could discontinue selling our products at any time. Two of our manufacturers' representatives are responsible for substantially all of our sales in Taiwan, which accounted for 28% of our product revenues during 1999 and for the six months ended June 30, 2000. One manufacturers' representative accounted for substantially all of our sales in China, including Hong Kong, during 1999 and the six months ended June 30, 2000, which accounted for 24% of our total product revenues for 1999 and the six months ended
June 30, 2000. The loss of any of these manufacturers' representatives, or any other significant manufacturers' representative or distributor could harm our operating results by impairing our ability to sell our products.

OUR GROWTH CONTINUES TO PLACE A SIGNIFICANT STRAIN ON OUR MANAGEMENT SYSTEMS AND RESOURCES AND IF WE FAIL TO MANAGE OUR GROWTH, OUR ABILITY TO MARKET AND SELL OUR PRODUCTS AND DEVELOP NEW PRODUCTS MAY BE HARMED.

    Our business is experiencing rapid growth which has strained our internal systems and will require us to continuously develop sophisticated information management systems in order to manage the business effectively. We are currently implementing a supply-chain management system and a vendor electronic data interface system. There is no guarantee that we will be able to implement these new systems in a timely fashion, that in themselves they will be adequate to address our expected growth, or that management will be able to foresee in a timely manner other infrastructure needs before they arise. Our success depends on the ability of our executive officers to effectively manage our growth. If we are unable to manage our growth effectively, our results of operations will be seriously harmed. If we fail to successfully implement new management information systems, our business may suffer severe inefficiencies that may harm the results of our operations.

                         RISKS RELATED TO OUR INDUSTRY

OUR SUCCESS IS DEPENDENT ON THE GROWTH AND STRENGTH OF THE FLASH MEMORY MARKET.

    All of our products, as well as all new products currently under design, are stand-alone flash memory devices or devices embedded with flash memory. A memory technology other than SuperFlash may be adopted as an industry standard. Our competitors are generally in a better financial and marketing position than we are from which to influence industry acceptance of a particular memory technology. In particular, a primary source of competition may come from alternative technologies such as FRAM devices if such technology is commercialized for higher density applications. To the extent our competitors are able to promote a technology other than SuperFlash as an industry standard, our business will be harmed.

THE SELLING PRICES FOR OUR PRODUCTS ARE EXTREMELY VOLATILE AND HAVE HISTORICALLY DECLINED. IN ADDITION, THE CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY COULD CREATE FLUCTUATIONS IN OUR OPERATING RESULTS, AS WE EXPERIENCED IN 1997 AND 1998.

    The semiconductor industry has historically been cyclical, characterized by wide fluctuations in product supply and demand. From time to time, the industry has also experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles and declines in general economic conditions. Downturns of this type occurred in 1997 and 1998. These downturns have been characterized by diminished product demand, production over-capacity and accelerated decline of selling prices, and in some cases have lasted for more than a year. Our business could be harmed by industry-wide fluctuations in the future. The flash memory products portion of the semiconductor industry, from which we derived substantially all of our revenues in 1998, continued to suffer from excess capacity in 1998, which resulted in greater than normal price declines in our markets, which unfavorably impacted our revenues, gross margins and profitability. While these conditions have improved in recent periods, if they were to resume our growth and operating results would be harmed.

THERE IS SEASONALITY IN OUR BUSINESS AND IF WE FAIL TO CONTINUE TO INTRODUCE NEW PRODUCTS THIS SEASONALITY MAY BECOME MORE PRONOUNCED.

    Sales of our products in the consumer electronics applications market are subject to seasonality. As a result, sales of these products are impacted by seasonal purchasing patterns with higher sales generally occurring in the second half of each year. In 1998 and 1999 this seasonality was partially offset by the introduction of new products as we continued to diversify our product offerings. If we fail to continue to introduce new products, our business may suffer and the seasonality of a portion of our sales may become more pronounced.

                         RISKS RELATED TO THIS OFFERING

THE NOTES ARE SUBORDINATED TO SENIOR INDEBTEDNESS.

    The notes are unsecured and will be subordinated in right of payment to all of our existing and future senior indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness, and secured indebtedness ranking equally with the notes in right of payment to the extent of any such collateral, has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. The notes also will be effectively subordinated to the liabilities, including trade payables of our subsidiaries. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness and secured indebtedness, under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be further adversely affected. As of August 31, 2000, we had no senior indebtedness outstanding. Our subsidiaries had approximately $3,400 of outstanding indebtedness and other liabilities, including trade payables and excluding intercompany liabilities. We and our subsidiaries may from time to time incur additional debt, including senior and secured indebtedness. See "Description of the Notes--Subordination of Notes."

IF WE COMPLETE THE OFFERING OF THE CONVERTIBLE SUBORDINATED NOTES, WE WILL BE INCREASING OUR INDEBTEDNESS SUBSTANTIALLY.

    As a result of the sale of the notes, we will incur $150 million of additional indebtedness, $172.5 million if the underwriters' over-allotment option is exercised, increasing our ratio of debt to equity, expressed as a percentage, from approximately 18% to approximately 61%, 68% if the underwriters' over-allotment option is exercised, as of June 30, 2000, on an as adjusted basis giving effect to the sale of the notes. We may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could:

    - make it difficult for us to make payments on the notes which may harm our business;

    - make it difficult for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;

    - require us to dedicate a substantial portion of our expected cash flow from operations to service our indebtedness, which would reduce the amount of our expected cash flow available for other purposes, including working capital and capital expenditures;

    - limit our flexibility in planning for, or reacting to changes in our business; and

    - make us more vulnerable in the event of a downturn in our business.

There can be no assurance that we will be able to meet our debt service obligations, including our obligations under the notes.

WE CANNOT ASSURE YOU THAT PRICES FOR OUR NOTES WILL NOT DECLINE AFTER THE OFFERING.

    Before this offering, there has not been a public market for the notes and the market price of the notes may decline below the public offering price. The public offering price will be determined by negotiations between us and the representatives of the underwriters. In addition, an active public market for the notes may not develop or be sustained after this offering.

WE EXPECT THE PRICE OF OUR COMMON STOCK, AND THEREFORE THE NOTES, TO BE HIGHLY VOLATILE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    Our common stock is quoted for trading on The Nasdaq Stock Market's National Market. The market price for our common stock may continue to be highly volatile for a number of reasons including:

    - fluctuations in our quarterly or yearly operating results;

    - our status as a technology company;

    - the rapid pace of technological change;

    - the uncertainty of our business transactions;

    - the contents of news, security analyst reports or other information forums;

    - changes in earnings estimates by analysts;

    - market conditions in the industry;

    - announcements by competitors;

    - the status of our litigation;

    - regulatory actions;

    - general economic conditions; and

    - broad market trends unrelated to our performance.

    In addition, stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, market and political conditions such as recessions or military conflicts, may harm the market price of our common stock, and therefore the notes.

WE HAVE IMPLEMENTED SOME ANTI-TAKEOVER PROVISIONS, INCLUDING A SHAREHOLDER RIGHTS PLAN, THAT MAY PREVENT OR DELAY AN ACQUISITION OF US THAT MIGHT BE BENEFICIAL TO OUR SHAREHOLDERS.

    Provisions of our amended and restated articles of incorporation and bylaws, as well as provisions of California law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions include:

    - the ability of our board of directors to issue without shareholder approval "blank check" preferred stock to increase the number of outstanding shares and thwart a takeover attempt;

    - limitations on who may call special meetings of shareholders;

    - prohibitions of shareholder action by written consent, thereby requiring all shareholder actions to be taken at a meeting of our shareholders; and

    - advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.

In May 1999, our board of directors adopted a share purchase rights plan, commonly referred to as a "poison pill." In addition, the terms of our stock option plans may discourage, delay or prevent a change in our control.

                                USE OF PROCEEDS

    The net proceeds we will receive from the sale of the convertible subordinated notes in this offering will be approximately $144.5 million, or $166.3 million if the underwriters' over-allotment option is exercised in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

    We intend to use the proceeds of this offering primarily for working capital and general corporate purposes. In addition, we may use a portion of the net proceeds to acquire businesses or technologies. We are currently investigating arrangements that could provide us with additional long-term wafer production capacity. These arrangements could involve the formation of joint ventures with leading technology companies. Such arrangements would likely involve a substantial capital commitment by us. No agreements or understandings are presently in effect with respect to these arrangements. Pending such uses, we expect to invest the net proceeds in short-term, interest-bearing, investment grade securities.

                                 CAPITALIZATION

    The following table sets forth the following information:

    - our actual capitalization as of June 30, 2000;

    - The as adjusted balance sheet data gives effect to the net proceeds from the sale of $150 million principal amount of convertible subordinated notes offered in this offering after deducting estimated underwriting discounts and commissions and estimated offering expenses.


    - The as further adjusted balance sheet data gives effect to the net proceeds from the sale of $150 million principal amount of convertible subordinated notes offered in this offering and the net proceeds from the sale of 5,000,000 shares of common stock offered in the concurrent common stock offering at an assumed public offering price of $25.1875 per share, in each case, after deducting estimated underwriting discounts and commissions and estimated offering expenses. Completion of the common stock offering is not a condition to this offering.



                                                                       AS OF JUNE 30, 2000
                                                              --------------------------------------
                                                                                         AS FURTHER
                                                               ACTUAL     AS ADJUSTED     ADJUSTED
                                                              ---------   ------------   -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Cash and cash equivalents...................................  $170,632       $315,122     $434,358
                                                              ========       ========     ========
Long-term obligations, net of current portion...............       364        144,854      145,314
                                                              --------       --------     --------
Shareholders' equity:
  Preferred stock, no par value; 7,000,000 shares
    authorized, series A junior participating preferred
    stock, no par value; 450,000 shares designated, no
    shares issued and outstanding (actual, as adjusted and
    as further adjusted)....................................        --             --           --
  Common stock, no par value; 250,000,000 shares authorized,
    89,202,000 shares issued and outstanding (actual and as
    adjusted); 94,202,000 shares issued and outstanding (as
    further adjusted).......................................   324,968        324,968      443,744
  Accumulated other comprehensive income....................        56             56           56
  Retained earnings.........................................    12,625         12,625       12,625
                                                              --------       --------     --------
    Total shareholders' equity..............................   337,649        337,649      456,425
                                                              --------       --------     --------
    Total capitalization....................................  $338,013       $482,503     $601,739
                                                              ========       ========     ========


    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2000, and excludes:

    - 10,066,000 shares subject to options outstanding as of June 30, 2000, at a weighted average exercise price of $4.723 per share;

    - 4,696,000 additional shares that we could issue under our stock option plans;

    - 1,771,000 shares that we could issue under our employee stock purchase plan; and

    - shares of common stock issuable upon the conversion of the convertible subordinated notes offered for sale in this offering.

    The above data has been retroactively adjusted, as appropriate, to reflect a 3-for-1 stock split which was effected in August 2000.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto incorporated by reference in this prospectus. The statements of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data at December 31, 1998 and 1999 are derived from, and should be read in conjunction with, the audited consolidated financial statements and notes thereto incorporated by reference in this prospectus. The statements of operations data for the year ended December 31, 1995 and 1996 and the balance sheet data at December 31, 1995, 1996 and 1997 are derived from audited financial statements not included in this prospectus. The statements of operations data for the six months ended June 30, 1999 and 2000 and the balance sheet data at June 30, 2000 are derived from our Quarterly Report on Form 10-Q for quarterly period ended June 30, 2000 that is incorporated by reference in this prospectus. The balance sheet data of June 30, 1999 are derived from our Quarterly Report on Form 10-Q for quarterly period ended June 30, 1999 that is not included in this prospectus. On June 16, 2000 our board of directors approved a 3-for-1 stock split, in the form of a stock dividend, which was payable on August 11, 2000 to all shareholders of record on July 28, 2000. The following selected consolidated financial data have been retroactively adjusted, as appropriate, to reflect this 3-for-1 stock split. The results of operations are not necessarily indicative of the results to be expected for future periods.


                                                                                                SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31                        JUNE 30
                                        ----------------------------------------------------   -------------------
                                          1995       1996       1997       1998     1999(2)    1999(2)      2000
                                        --------   --------   --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Net Revenues:
  Product revenues....................  $38,283    $90,638    $ 73,796   $ 66,875   $118,242   $ 38,226   $163,889
  License revenues....................    1,245      2,652       1,526      2,536      6,552      3,093      1,611
                                        -------    -------    --------   --------   --------   --------   --------
    Total net revenues................   39,528     93,290      75,322     69,411    124,794     41,319    165,500
Cost of revenues......................   26,360     59,494      62,747     62,703     94,652     35,004     93,559
                                        -------    -------    --------   --------   --------   --------   --------
Gross profit..........................   13,168     33,796      12,575      6,708     30,142      6,315     71,941
                                        -------    -------    --------   --------   --------   --------   --------
Operating expenses:
  Research and development............    4,058      6,948       8,744     14,527     18,199      9,213     17,257
  Sales and marketing.................    2,455      5,292       6,587      7,290     10,576      4,465     10,503
  General and administrative..........    1,464      3,370       9,479      4,592      3,800      1,245      6,319
  In-process research and
    development.......................       --         --          --         --      2,011      2,011         --
                                        -------    -------    --------   --------   --------   --------   --------
    Total operating expenses..........    7,977     15,610      24,810     26,409     34,586     16,934     34,079
                                        -------    -------    --------   --------   --------   --------   --------
Income (loss) from operations.........    5,191     18,186     (12,235)   (19,701)    (4,444)   (10,619)    37,862
Income and other income, net..........      517      1,763       2,146      1,573        730        513      3,100
Interest expense......................     (273)        --          --        (31)      (214)       (36)      (545)
                                        -------    -------    --------   --------   --------   --------   --------
Income (loss) before provision for
  (benefit from) income taxes.........    5,435     19,949     (10,089)   (18,159)    (3,928)   (10,142)    40,417
Provision for (benefit from) income
  taxes...............................     (594)     7,598      (3,165)      (571)        88         65      8,237
                                        -------    -------    --------   --------   --------   --------   --------
Net income (loss).....................  $ 6,029    $12,351    $ (6,924)  $(17,588)  $ (4,016)  $(10,207)  $ 32,180
                                        =======    =======    ========   ========   ========   ========   ========
Net income (loss) per share--basic....  $  0.23    $  0.18    $  (0.10)  $  (0.26)  $  (0.06)  $  (0.15)  $   0.39
                                        =======    =======    ========   ========   ========   ========   ========
Net income (loss) per
  share--diluted......................  $  0.11    $  0.16    $  (0.10)  $  (0.26)  $  (0.06)  $  (0.15)  $   0.36
                                        =======    =======    ========   ========   ========   ========   ========
Shares used in computing net income
  (loss) per share--basic.............   25,899     68,916      69,498     68,874     72,177     70,275     82,530
                                        =======    =======    ========   ========   ========   ========   ========
Shares used in computing net income
  (loss) per share--diluted...........   56,322     75,342      69,498     68,874     72,177     70,275     90,444
                                        =======    =======    ========   ========   ========   ========   ========

                                                                                            SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31                        JUNE 30
                                    ----------------------------------------------------   -------------------
                                      1995       1996       1997       1998     1999(2)    1999(2)      2000
                                    --------   --------   --------   --------   --------   --------   --------
                                                                                               (UNAUDITED)
BALANCE SHEET DATA:
Total assets......................  $66,403    $80,914    $ 82,539   $ 56,138   $ 88,806   $ 64,157   $399,569
                                    =======    =======    ========   ========   ========   ========   ========
Long-term obligations.............  $    76    $    71    $     66   $    663   $    446   $    587   $    364
                                    =======    =======    ========   ========   ========   ========   ========
Shareholders' equity..............  $52,172    $64,788    $ 55,889   $ 38,030   $ 41,015   $ 33,573   $337,649
                                    =======    =======    ========   ========   ========   ========   ========

OTHER DATA:
Ratio of earnings to fixed
  charges(1)......................    16.9x     134.0x          --         --         --         --      48.6x
                                    =======    =======    ========   ========   ========   ========   ========

------------------------

(1) The computation of the ratios of earnings to fixed charges included us and our consolidated subsidiaries. Ratio of earnings to fixed charges is computed by dividing (a) earnings before taxes adjusted for fixed charges by
    (b) fixed charges, which includes interest expense plus the portion of interest expense under operating leases deemed by us to be representative of an appropriate interest factor, plus amortization of debt issuance costs. In 1997, 1998 and 1999, earnings were inadequate to cover fixed charges by $10.1 million, $18.2 million and $3.9 million. In the six months ended
    June 30, 1999, earnings were inadequate to cover fixed charges by $10.1 million.

(2) In June 1999, we completed the acquisition of Linvex Technology, Corp. The acquisition was accounted for using the purchase method of accounting. The amount of the purchase price allocated to in-process research and development of $2.0 million was expensed at the acquisition date.

                            DESCRIPTION OF THE NOTES

    We will issue the notes under an indenture to be dated as of          , 2000
between us and Bank One Trust Company, N.A., as trustee. The following summarizes some, but not all, of the provisions of the notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. A copy of the form of indenture and the form of certificate evidencing the notes is available to you upon request.

GENERAL

    The notes will be our unsecured, general obligations and will be subordinated in right of payment as described under "Subordination of Notes." The notes are convertible into common stock as described under "Conversion of Notes." The notes will be limited to $150 million aggregate principal amount or such greater amount not exceeding $172.5 million as would be required by the exercise of the underwriters' over-allotment option. The notes will be issued only in denominations of $1,000 principal amount or in multiples of $1,000
principal amount. The notes will mature on       , 2005, unless earlier redeemed
by us at our option, purchased by us at your option upon a change in control or converted at your option. Covenants in our other financing arrangements prohibit or limit our ability to declare or pay dividends.

    You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of SST, except to the extent described under "Purchase of Notes at Your Option Upon a Change in Control."

    The notes will bear interest at the annual rate of       %. Interest will be
payable on each       and       , beginning       , 2001, subject to limited
exceptions if the notes are converted, redeemed or purchased prior to the interest payment date. The record dates for the payment of interest will be each
      and       . We may, at our option, pay interest on the notes by check mailed to the holders. However, a holder with an aggregate principal amount in excess of $2 million will be paid by wire transfer in immediately available funds at their election. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    We will maintain an office in the Borough of Manhattan in New York, New York where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee.

CONVERSION OF NOTES

    You will have the right, at your option, to convert your notes into shares of common stock at any time prior to maturity, unless previously redeemed or
purchased, at the conversion price of $      per share, subject to the
adjustments described below.

    Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date and the opening of business on the next interest payment date (except for notes or portions of notes called for redemption or subject to purchase following a change in control on a redemption date or a purchase date, as the case may be, occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the interest payment date on the converted principal amount.

    We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash based upon the market price of the common stock on the last trading day prior to the date of conversion. If the notes are called for redemption or are subject to purchase following a change in control, your conversion rights on the notes called for redemption or so subject to purchase will expire at the close of business on the last business day before the redemption date or purchase date, as the case may be, unless we default in the payment of the redemption price or purchase price. If you have submitted your notes for purchase upon a change in control, you may only convert your notes if you withdraw your election in accordance with the indenture.

    The conversion price will be adjusted upon the occurrence of:

       (1) the issuance of shares of our common stock as a dividend or distribution on our common stock;

       (2) the subdivision or combination of our outstanding common stock;

       (3) the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration;

       (4) the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants excluding:

           - dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

           - dividends or distributions exclusively in cash referred to in clause (5) below; and

           - distribution of rights to all holders of common stock pursuant to SST's shareholder rights plan, so long as upon conversion of the notes into common stock to the extent that SST's shareholders rights plan is still in effect upon such conversion, the holders will receive, in addition to the common stock, the rights described therein (whether or not the rights have separated from the common stock at the time of conversion), subject to certain limited exceptions;

       (5) the dividend or distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and
           (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

       (6) the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that, together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

    In the event of:

       - any reclassification of our common stock, or

       - a consolidation, merger or combination involving SST, or

       - a sale or conveyance to another person of the property and assets of SST as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

    You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the conversion price. See "Certain United States Federal Income Tax Considerations--U.S.
Holders--Dividends."

    We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 business days if our board of directors determines that such reduction would be in our best interest. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

    No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments.

    Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

SUBORDINATION OF NOTES

    The indebtedness evidenced by the notes is subordinated to the extent provided in the indenture to the prior payment in full, in cash, junior securities, or other payment satisfactory to holders of senior indebtedness, of all senior indebtedness.

    Upon any distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or similar proceedings, payment of the principal of, premium, if any, and interest on the notes is to be subordinated in right of payment to the prior payment in full, in cash, junior securities, or other payment satisfactory to holders of senior indebtedness, of all senior indebtedness.

    In the event of any acceleration of the notes because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full, in cash, junior securities, or other payment satisfactory to holders of senior indebtedness, of all obligations in respect to such senior indebtedness before the holders of notes are entitled to receive any payment of other distribution. We are required promptly to notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default.

    We also may not make any payment on the notes if:

    - a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace, or

    - any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a notice of such default, which we refer to as a payment blockage notice, from us or any other person permitted to give this notice under the indenture.

    We may resume making payments on the notes:

    - in the case of a payment default, when the default is cured or waived or ceases to exist, and

    - in the case of any other default, the earlier of when the default is cured or waived or ceases to exist or 179 days after receipt of the payment blockage notice.

    No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since our receipt of the prior payment blockage notice.

    No default that existed on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

    By reason of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture. We are not limited or prohibited from incurring additional senior indebtedness under the indenture.

    A portion of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries.

    Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions.

    Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors and the interests of such subsidiary's preferred stockholders. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries in favor of indebtedness ranking senior or equal to the notes in right of payment, and any indebtedness of our subsidiaries senior to that held by us.

    As of August 31, 2000, we had no senior indebtedness outstanding and our subsidiaries had approximately $3,400 of outstanding liabilities.

DEFINITIONS OF SENIOR INDEBTEDNESS, INDEBTEDNESS, JUNIOR SECURITIES AND DESIGNATED SENIOR INDEBTEDNESS

    "DESIGNATED SENIOR INDEBTEDNESS" means senior indebtedness under the loan agreement and the trade credit agreement and our obligations under any particular senior indebtedness that expressly provides that such senior indebtedness is "designated senior indebtedness" for purposes of the indenture.

    "INDEBTEDNESS" means:

    (1) all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including:

       - overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments,

       - evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to all of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services,

    (2) all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances,

    (3) all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet, or under other leases for facilities equipment or related assets, whether or not capitalized, entered into or leased for financing purposes, as determined by SST,

    (4) all of our obligations and other liabilities, contingent or otherwise, or under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property,

    (5) all of our obligations, contingent or otherwise, with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

    (6) all of our direct or indirect guaranties or similar agreements to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (5),

    (7) any indebtedness or other obligations described in clauses (1) through
       (6) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us, regardless of whether the indebtedness or other obligation secured thereby has been assumed by us, and

    (8) any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7).

    "JUNIOR SECURITIES" means any capital stock and any indebtedness that is subordinated in right of payment to the notes and has no scheduled installment of principal due, by redemption, sinking fund payment, or otherwise on or prior to the maturity of the notes.

    "LOAN AGREEMENT" means the loan and security agreement, dated as of September 22, 1998, as amended, between SST and Foothill Capital Corporation.

    "SENIOR INDEBTEDNESS" means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of SST, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed by SST, including all refinancings, replacements, deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes.

    "TRADE CREDIT AGREEMENT" means the trade credit agreement, dated as of July 20, 2000, between SST and Union Bank of California, N.A.

    Senior indebtedness does not include any indebtedness of SST to any subsidiary of SST.

OPTIONAL REDEMPTIONS BY SST

    PROVISIONAL REDEMPTION

    We may redeem the notes, in whole or in part, at any time prior to       ,
2003, at a redemption price equal to $1,000 per $1,000 principal amount of notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date if the closing price of our common stock has exceeded 150% of the conversion price then in effect, as determined based on the then effective conversion rate, for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of mailing of the redemption notice, which date shall be not less than 30 nor more than 60 days prior to the redemption date.

    Upon any provisional redemption, we will make an additional "make-whole" payment in cash with respect to the notes called for redemption to holders on
the notice date in an amount equal to $      per $1,000 principal amount of
notes, less the amount of any interest actually paid per $1,000 principal amount of notes prior to the redemption date. We will be obligated to make this make-whole payment on all notes called for redemption, including any notes converted after the notice date and before the redemption date.

OTHER OPTIONAL REDEMPTION

    We may, at our option, redeem the notes on or after       , 2003, in whole
or in part, on at least 20 days and no more than 60 days notice to the holder of the notes at the following redemption prices expressed as percentages of the principal amount:

PERIOD                                                        REDEMPTION PRICE
------                                                        ----------------
through            .........................................             %
through            .........................................             %
through            .........................................             %
and thereafter      ........................................       100.00%

    In each case, we will pay accrued interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest will be paid to the record holder on the relevant record date.

    If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a PRO RATA basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

    No sinking fund is provided for the notes.

PURCHASE OF NOTES AT YOUR OPTION UPON A CHANGE IN CONTROL

    If a change in control occurs, you will have the right to require us to purchase all or any part of your notes 30 business days after the occurrence of a change in control at a purchase price equal to

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
100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the purchase date. Notes submitted for purchase must be in $1,000 or multiples of $1,000 principal amount.

    We shall mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of a change in control. This notice shall state:

    - the terms and conditions of the change in control;

    - the procedures required for exercise of the change in control; and

    - the holder's right to require SST to purchase the notes.

    You must deliver written notice of your exercise of this purchase right to a paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date.

    A change in control will be deemed to have occurred if any of the following occurs:

    - any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

    - we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets or any person consolidates with, or merges with or into us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, shares of our voting stock immediately prior to such transaction "beneficially own," directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

    - our company is dissolved or liquidated.

    However, a change in control will not be deemed to have occurred if either:

    - the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such day; or

    - in the case of a merger or consolidation, all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

    For purposes of this change in control definition:

    - "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing or securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

    - a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of voting stock of

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
      SST will be deemed to include, in addition to all outstanding shares of voting stock of SST and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

    - "beneficially owned" has a meaning correlative to that of beneficial owner;

    - "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

    - "voting stock" means any class or classes of capital stock pursuant to which the holders of capital stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person or other persons performing similar functions irrespective of, whether or not, at the time, capital stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

    The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all of the assets."

    We will under the indenture:

    - comply with the provisions of Rule 13e-3, Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

    - file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

    - otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

    This change in control purchase feature may make more difficult or discourage a takeover of SST and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the underwriters.

    We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

    If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, a change of control would result in an event of default under our existing loan agreement and trade credit agreement. Our existing loan agreement also prohibits, in certain situations, repurchase of the notes. Furthermore, we may in the future incur debt that has similar change of control provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a change in control. If a change of control occurs at a time when we are prohibited from repurchasing the notes, we could seek the consent of our lenders to repurchase the notes or could attempt to refinance this debt. If we do not obtain a consent or refinance the debt, we could not repurchase the notes. Our

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
failure to repurchase the notes upon a change in control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

EVENTS OF DEFAULT

Each of the following will constitute an event of default under the indenture:

    (1) we fail to pay principal or premium, including any "make-whole" payment, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

    (2) we fail to pay any interest on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

    (3) we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture; or

    (4) certain events of bankruptcy, insolvency or reorganization of SST.

    If an event of default, other than an event of default described in clause (4) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (4) above occurs, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any such acceleration will be subject to the subordination provisions described above.

    After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

    Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

    No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

    - the holder has previously given to the trustee written notice of a continuing event of default;

    - the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

    - the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregated principal amount of the outstanding notes a direction inconsistent with such request within 60 days after such notice, request and offer.

    However, these limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium, including any "make-whole" payment, or interest on any note or the right to convert the note on or after the applicable due date.

    Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default except if:

    - we fail to pay principal, premium, including any "make-whole" payment, or interest on any note when due;

    - we fail to convert any note into common stock; or

    - we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

    We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not SST to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

MODIFICATION AND WAIVER

    We and the trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding notes.

    However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding note if such modification or amendment would:

    - change the stated maturity of the principal of or interest on any note;

    - reduce the principal amount of, or any premium or interest on, any note;

    - reduce the amount of principal payable upon acceleration of the maturity of any note;

    - change the place or currency of payment of principal of, or any premium or interest on, any note;

    - impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

    - modify the subordination provisions in a manner materially adverse to the holders of notes;

    - adversely affect the right of holders to convert notes other than as provided in or under the indenture;

    - reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

    - reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

    - modify such provisions with respect to modification and waiver.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

    - the successor person, if any, is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state of the United States or the District of Columbia, and, if other than us, assumes our obligations on the notes and under the indenture;

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
    - immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

    - other conditions specified in the indenture are met.

SATISFACTION AND DISCHARGE

    We may discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding notes will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

TRANSFER AND EXCHANGE

    We have initially appointed the trustee as security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

    - vary or terminate the appointment of the security registrar, paying agent or conversion agent;

    - appoint additional paying agents or conversion agents; or

    - approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

PURCHASE AND CANCELLATION

    All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

    We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

REPLACEMENT OF NOTES

    We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

GOVERNING LAW

    The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

CONCERNING THE TRUSTEE

    Bank One Trust Company, N.A. has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with SST and any affiliates of SST with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflicts or resign.

    The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

BOOK-ENTRY, DELIVERY AND FORM

    We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form, called "certificated securities," will be issued only in certain limited circumstances described below.

    DTC had advised us that it is:

    - a limited purpose trust company organized under the laws of the State of New York;

    - a member of the Federal Reserve System;

    - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

    - a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

    DTC was created to hold securities of institutions that have accounts with DTC ,called "participants," and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies, called the "indirect participants," that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

    We expect that pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC, with respect to participants' interests, the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

    Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

    So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    We will make payments of principal of, premium, if any, and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants.

    Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DEDUCTIBILITY OF INTEREST

    Generally, under Section 279 of the Internal Revenue Code, an interest deduction in excess of $5.0 million per year is not permitted with respect to certain "corporate acquisition indebtedness." Corporate acquisition indebtedness includes any indebtedness that is:

    - issued to provide consideration for the direct or indirect acquisition of stock or assets of another corporation;

    - subordinated;

    - convertible directly or indirectly into the stock of the issuing corporation; and

    - issued by a corporation that has a debt to equity ratio that exceeds 2 to 1.

    Our ability to deduct all of the interest payable on the notes will depend on the application of the foregoing tests to us. The availability of an interest deduction with respect to the notes was not determinative in our issuance of the notes pursuant to this offering.

    Under Section 163(l) of the Internal Revenue Code, no deduction is permitted for interest paid or accrued on any indebtedness of a corporation that is "payable in equity" of the issuer or a related party. Debt is treated as debt payable in equity of the issuer if the debt is part of an arrangement designed to result in payment of the instrument with or by reference to the equity. Such arrangements could include debt instruments that are convertible at the holder's option if it is reasonably expected that the option will be exercised. The legislative history indicates that it is not expected the provision will affect debt with a conversion feature where the conversion price is significantly higher than the market price of the stock on the date of the debt issuance. Accordingly, we do not believe that our interest deduction with respect to interest payments on the notes will be adversely affected by these rules.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


    This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes and of common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. While the information provided below is based on existing authorities, these authorities may change, or the Internal Revenue Service, called the "IRS," might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or common stock could differ from those described below. We have not sought any ruling from the IRS of an opinion of counsel with respect to the statements made and the conclusions reached. Except as specifically discussed below, this summary applies only to "U.S. Holders" that purchase notes in the initial offering at their "issue price," as defined in
Section 1273 of the Internal Revenue Code, and hold the notes or common stock as "capital assets," generally, for investment. For this purpose, U.S, Holders include citizens or residents of the United States and corporations, partnerships, unless the Treasury Regulations provide otherwise, or other entities organized under the laws of the United States or any state. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or similar entity is attributed to its owners. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or if they validly elect to be treated as U.S. persons. Special rules apply to nonresident alien individuals and foreign corporations or trusts, called "Non-U.S. Holders." This summary describes some, but not all, of these special rules. The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules such as:


    - banks or other financial institutions;

    - holders subject to the alternative minimum tax;

    - tax-exempt organizations;

    - insurance companies;

    - regulated investment companies;

    - foreign persons or entities, except to the extent specifically set forth below;

    - dealers in securities, commodities or currencies;

    - holders whose "functional currency" is not the U.S. dollar;

    - persons that will hold notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes; or

    - persons deemed to sell notes or common stock under the constructive sale provisions of the Internal Revenue Code.

    Finally, this summary does not describe the effect of the federal estate and gift tax laws on U.S. Holders or the effects of any applicable foreign, state, or local laws, except as set forth with respect to non-U.S. Holders.

    INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE, OR LOCAL LAWS, AND TAX TREATIES.

U.S. HOLDERS

    TAXATION OF INTEREST

    U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting.

    In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as "original issue discount" over the term of the instrument. If the amount or timing of any additional payments on a note is contingent, the note could be subject to special rules that apply to contingent debt instruments. These rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of a note before the resolution of the contingencies. If we call the notes for optional redemption, see "Description of the Notes--Optional Redemptions by SST," investors would be entitled to receive a payment in excess of stated principal and interest, either upon the redemption or upon a conversion of the notes after they are called for redemption but before they are actually redeemed. We do not believe that the notes could be treated as contingent debt instruments because of these potential additional payments. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments or as having original issue discount. Because of the lack of authority on point, the tax consequences of the additional payments are uncertain. The notes could be treated as contingent debt instruments with the consequences described above. If the notes are not treated as contingent debt instruments, so that the potential receipt of the additional payments does not affect the accrual of interest, the holders could still be required to recognize income or gain upon receipt of a contingent payment. In general, a premium paid in cash on a redemption of the notes would probably be treated as capital gain in accordance with the rules described in the following paragraph.

    SALE, EXCHANGE OR REDEMPTION OF THE NOTES

    A U.S. Holder will generally recognize capital gain or loss if the holder disposes of a note in a sale, redemption or exchange other than a conversion of the note into common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder's tax basis in the note will generally equal the amount the holder paid for the note reduced by any amortizable note premium used to offset qualified stated interest. The gain or loss recognized by a holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year. Long-term capital gains of individual taxpayers are generally taxed at a maximum federal rate of 20 percent. The deductibility of capital losses is subject to limitation.

    The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income.

    CONVERSION OF THE NOTES

    A U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. If the holder receives cash in lieu of a fractional share of stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize capital gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The holder's aggregate basis in the common stock will equal his adjusted basis in the note. The holder's holding period for the stock will include the period during which he held the note. As noted above, if a holder converts a note after it has been called for optional redemption, the tax consequences of the additional payment that the holder would receive are unclear. The holder could be required to recognize income or gain on the receipt of the additional payment.

    DIVIDENDS

    If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of the holder's investment, up to the holder's basis in his common stock. Any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of any dividends received.

    The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows noteholders to receive more shares of common stock on conversion may increase the noteholders' proportionate interest in our earnings and profits or assets. In that case, noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend would be taxable to the noteholders even though they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate noteholders for distributions of cash or property to our shareholders.

    Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, increase the noteholders' proportionate interests in SST. For instance, a change in conversion price could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the noteholders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like dividends paid in cash or other property. They would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain.

    SALE OF COMMON STOCK

    A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year.

SPECIAL TAX RULES APPLICABLE TO NON-U.S. HOLDERS

    TAXATION OF INTEREST

    Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as "portfolio interest," and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that

    - owns, directly or indirectly, at least 10 percent of our voting stock, or

    - is a "controlled foreign corporation" that is related to us.

    In general, a foreign corporation is a controlled foreign corporation if at least 50 percent of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, at least 10 percent of the corporation's voting stock.

    The portfolio interest exception and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us, or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership after December 31, 2000, the certification requirements generally apply to the partners rather than the partnership.

    Although payments of interest on the notes will generally be exempt from withholding tax as described above, we intend to withhold on "make-whole" payments made upon conversion to Non-U.S. Holders. See "Conversion of the Notes" below.

    SALE, EXCHANGE OR REDEMPTION OF NOTES

    Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if

    - the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business,

    - the Non-U.S. Holder was a citizen or resident of the United States and thus is subject to special rules that apply to expatriates, or

    - the rules of the Foreign Investment in Real Property Tax Act, called "FIRPTA" and described below, treat the gain as effectively connected with a U.S. trade or business.

    The FIRPTA rules may apply to a sale, exchange or other disposition of notes if we are, or were within five years before the transaction, a "U.S. real property holding corporation" or "USRPHC." In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future. The FIRPTA rules would apply to a disposition of notes by a Non-U.S. Holder only if the holder owned, directly or indirectly, more than 5 percent of our common stock within five years before the holder's disposition of the notes and if the common stock was not regularly traded, as defined in the applicable treasury regulations, on an established securities market. For this purpose, the Non-U.S. Holder would be treated as owning the stock that the holder could acquire on conversion of the holder's notes. If all of these conditions were met, and the FIRPTA rules applied to the sale, exchange, or other disposition of notes by a Non-U.S. Holder, then any gain recognized by the holder would be treated as effectively connected with a U.S. trade or business, and would thus be subject to U.S. federal income tax.

    CONVERSION OF THE NOTES

    A Non-U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. Any gain recognized as a result of the holder's receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See "Special Tax Rules Applicable to Non-U.S. Holders--Sale of Common Stock," below. A holder could be subject to U.S. federal income tax, however, on any "make-whole" payment received upon conversion. We intend to withhold tax from any such payment. If the payment were determined not to be subject to U.S. federal income tax, a Non-U.S. Holder would be entitled to a refund of the tax withheld.

    DIVIDENDS

    Dividends paid to a Non-U.S. Holder on common stock received on conversion of a note will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. Holder's country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status. Some of the common means of meeting this requirement are described above under "Special Tax Rules Applicable to Non-U.S. Holders--Taxation of Interest."

    SALE OF COMMON STOCK

    Non-U.S. Holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to exceptions, one of which is described under "Special Tax Rules Applicable to Non-U.S. Holders--Sale, Exchange or Redemption of Notes."

    INCOME OR GAINS EFFECTIVELY CONNECTED WITH A U.S. TRADE OR BUSINESS

    The preceding discussion of the tax consequences of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange or other disposition of the notes or stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30 percent withholding tax. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that are effectively connected with its U.S. trade or business would generally be subject to a "branch profits tax." The branch profits tax rate is generally 30 percent, although an applicable tax treaty might provide for a lower rate.

    U.S. FEDERAL ESTATE TAX

    The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The notes will not be U.S. situs property as long as interest on the notes paid immediately before the death of the holder would have qualified as portfolio interest, exempt from withholding tax as described above under "Special Tax Rules Applicable to Non-U.S. Holders--Taxation of Interest." Because we are a U.S. corporation, our common stock will be U.S. situs property, and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be effected by a tax treaty between the United States and the decedent's country of residence.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    The Internal Revenue Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax at a 31 percent rate from payments subject to information reporting if a recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

    Payments of interest or dividends to individual U.S. Holders of notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number.

    The information reporting and backup withholding rules do not apply to payments that are subject to the 30 percent withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments of dividends on common stock, or interest on notes, will generally not be subject to information reporting or backup withholding. To avoid backup withholding on dividends paid after December 31, 2000, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under "Special Rules Applicable to Non-U.S. Holders--Taxation of Interest."

    Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

    Payments made to Non-U.S. Holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

    Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

    THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

OTHER TAX CONSEQUENCES

    MARKET DISCOUNT

    For holders other than initial holders, gain recognized upon the maturity or earlier disposition of a note may be affected by the "market discount" provisions of the Internal Revenue Code. For this purpose, the market discount on the notes generally will be equal to the amount, if any, by which the stated redemption price at maturity of the notes immediately after acquisition (other than at original issue) exceeds the holder's adjusted tax basis in the notes. Subject to a DE MINIMIS exception, these provisions generally require a U.S. Holder who acquires notes at a market discount to treat as ordinary income any gain recognized on the disposition of such notes to the extent of the "accrued market discount" on such notes at the time of disposition, unless the holder elects to include accrued market discount in income currently. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the notes at the time of acquisitions, or, at the election of the holder, under a constant yield method. A U.S. Holder who acquires notes at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the notes until such notes are disposed of in a taxable transaction. If a holder acquires notes with market discount and receives our common stock upon conversion of such notes, the amount of accrued market discount not previously included in income with respect to the converted notes through the date of conversion will be treated as ordinary income upon the disposition of the common stock.

    Under the President's recent budget proposal, accrual basis taxpayers could be required to accrue market discount currently, subject to certain limitations.

    AMORTIZABLE PREMIUM

    A U.S. Holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize such premium, called a "Section 171 premium," from the purchase date to the note's maturity date under a constant-yield method that reflects semiannual compounding based on the note's payment period. Amortizable premium, however, will not include any premium attributable to a note conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. A U.S. Holder who elects to amortize the note premium must reduce his tax basis in the note as described above under "Sale, Exchange or Redemption of the Notes." The election to amortize a premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

                                  UNDERWRITING


    Under the terms and subject to the conditions contained in an underwriting
agreement, dated             , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Lehman Brothers Inc. and Chase Securities Inc. are acting as representatives, the following respective principal amounts of the notes:



                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                       OF NOTES
-----------                                                   ----------------
Credit Suisse First Boston Corporation......................    $
Lehman Brothers Inc.........................................
Chase Securities Inc........................................

                                                                ------------
      Total.................................................    $150,000,000
                                                                ============


    The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased, other than those notes covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

    We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to $22,500,000 additional principal amount of notes at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of the notes.

    The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus and to selling group members at that
price less a selling concession of    % of the principal amount per note. The
underwriters and selling group members may allow a discount of    % of the
principal amount per note on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

    The following table summarizes the compensation and estimated expenses we will pay.

                                                     PER NOTE                            TOTAL
                                          -------------------------------   -------------------------------
                                             WITHOUT            WITH           WITHOUT            WITH
                                          OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                          --------------   --------------   --------------   --------------
Underwriting Discounts and Commissions
paid by SST.............................     $                $                $                $
Expenses payable by SST.................     $                $                $                $

    The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

    We have agreed that we will not offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional debt securities, shares of our common stock, or securities convertible into or exchangeable or exercisable for any shares of common stock, or publicly disclose our intention to make any offer, sale, disposition or filing, without the prior written consent of Credit

Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options and rights to purchase shares of our common stock under our employment benefit plans and the sale of common stock in the concurrent common stock offering.

    Our officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, except that each of our officers and directors may sell up to 30,000 of their shares without consent.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

    Our common stock is traded on the Nasdaq Stock Market's National Market under the symbol "SSTI."

    In connection with the offering, the underwriters, may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Over-allotment involves sales by the underwriters of notes in excess of principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the principal amount of the notes over-allotted by the underwriters is not greater than the principal amount of the notes that they may purchase in the over-allotment option. In a naked short position, the principal amount of the notes involved is greater than the principal amount of the notes in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchase notes in the open market.

    - Syndicate covering transactions involve purchases of notes and common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of notes and common stock to close out the short position, the underwriters will consider, among other things, the price of notes and common stock available for purchase in the open market as compared to the price at which they may purchase notes through the over-allotment option. If the underwriters sell more notes than could be covered by the over-allotment option--a naked short position--that position can only be closed out by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes and common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

    - In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes and common stock or preventing or retarding a decline in the market price of the notes and common stock. As a result the price of the notes and common stock may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

REPRESENTATIONS OF PURCHASERS

    By purchasing notes in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

    - the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

    - where required by law, the purchaser is purchasing as principal and not as agent, and

    - the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of notes to whom the SECURITIES ACT (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any notes acquired by the purchaser to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    The validity of the securities being sold in this offering will be passed upon for us by Cooley Godward LLP, Palo Alto, California. The underwriters have been represented by Davis Polk & Wardwell, Menlo Park, California.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION


    We have filed with the Securities and Exchange Commission a registration statement, which term shall include any amendment to the registration statement, on Form S-3 under the Securities Act of 1933 with respect to the convertible subordinated notes offered by our company. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. We file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from the SEC upon the payment of fees prescribed by it. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it. Our common stock is listed on the Nasdaq National Market, and you may also inspect copies of these reports, proxy statements and other information at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, DC 20006.

                     INFORMATION INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" our publicly filed documents into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information included in those documents is considered part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

    The following documents filed with the SEC are incorporated by reference in this prospectus:

        1. Our Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on February 24, 2000, as amended by our Amended Annual Report on Form 10-K/A for the year ended December 31, 1999, filed with the SEC on April 28, 2000.

        2.  Our Proxy Statement filed with the SEC on May 11, 2000.

        3. Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000, filed with the SEC on May 15, 2000.

        4. Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000, filed with the SEC on August 7, 2000.


        5. Our Current Report on Form 8-K dated October 1, 2000, filed with the SEC on October 3, 2000.



        6. The description of our common stock in our registration statement on Form 8-A filed with the SEC on October 5, 1995, including any amendments or reports filed for the purpose of updating such description.



        7. All of the filings pursuant to the Securities Exchange Act after the date of filing of the original registration statement and prior to the effectiveness of the registration statement.


    We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Investor Relations, 1171 Sonora Court, Sunnyvale, California 94086,
telephone: (408) 735-9110.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

    Because the risk factors in this prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                   [SST LOGO]

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the convertible subordinated notes and common stock being registered hereby. All amounts are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee.........  $   45,540
NASD filing fee.............................................      17,750
Nasdaq National Market additional listing fee...............      17,500
Accounting fees and expenses................................     200,000
Legal fees and expenses.....................................     500,000
Printing and engraving......................................     200,000
Blue sky fees and expenses..................................       5,000
Transfer agent fees and expenses............................      15,000
Miscellaneous...............................................       9,210
                                                              ----------
  Total.....................................................  $1,010,000
                                                              ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 317 of the California Corporations Code allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Article V of our articles of incorporation and Article X of our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code. Our articles of incorporation further provides that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by California law. We believe that indemnification under our articles of incorporation covers negligence and gross negligence on the part of indemnified parties.

    We have entered into indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify each director and officer for certain expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of SST, arising out of person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

    The Underwriting Agreement (Exhibit 1.1) will provide for indemnification by the underwriters of SST, our directors, our officers who sign the Registration Statement, and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

ITEM 16. EXHIBITS


       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
         1.1*           Form of Underwriting Agreement.

         4.1*           Form of indenture to be entered into between SST and Bank
                        One Trust Company, N.A. as trustee, including the form of note.

         5.1*           Opinion of Cooley Godward LLP.

        12.1+           Computation of Ratio of Earnings to Fixed Charges.

        23.1 Consent of PricewaterhouseCoopers LLP, independent accountants.

        23.2*           Consent of Cooley Godward LLP. See Exhibit 5.1.

        24.1+           Power of Attorney.

        25.1+           Statement of Eligibility and Qualification on Form T-1 of
                        Bank One Trust Company, N.A.


------------------------


+   Previously filed.


*   To be filed by amendment.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

        (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of this prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) That for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, state of California, on October 3, 2000.


                                                       SILICON STORAGE TECHNOLOGY, INC.

                                                       By:  /s/ BING YEH
                                                            -----------------------------------------
                                                            Bing Yeh
                                                            President and Chief Executive Officer


    In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates stated:



                  SIGNATURE                                    TITLE                       DATE
                  ---------                                    -----                       ----
/s/ BING YEH                                   President, Chief Executive Officer     October 3, 2000
------------------------------------             and Director (PRINCIPAL
Bing Yeh                                         EXECUTIVE OFFICER)

/s/ JEFFREY L. GARON                           Vice President Finance &               October 3, 2000
------------------------------------             Administration, Chief Financial
Jeffrey L. Garon                                 Officer and Secretary (PRINCIPAL
                                                 FINANCIAL AND ACCOUNTING OFFICER)

/s/ YAW WEN HU*                                Senior Vice President, Operations and  October 3, 2000
------------------------------------             Process Development and Director
Yaw Wen Hu

/s/ TSUYOSHI TAIRA*                            Director                               October 3, 2000
------------------------------------
Tsuyoshi Taira

/s/ RONALD CHWANG*                             Director                               October 3, 2000
------------------------------------
Ronald Chwang

                                               Director
------------------------------------
Yasushi Chikagami



*By:  /s/ BING YEH                                                                          October 3, 2000
      -------------------------------
      Bing Yeh
      ATTORNEY-IN-FACT

                                    EXHIBITS


       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
         1.1*           Form of Underwriting Agreement.

         4.1*           Form of indenture to be entered into between SST and Bank
                        One Trust Company, N.A. as trustee, including the form of note.

         5.1*           Opinion of Cooley Godward LLP.

        12.1+           Computation of Ratio of Earnings to Fixed Charges.

        23.1 Consent of PricewaterhouseCoopers LLP, independent accountants.

        23.2*           Consent of Cooley Godward LLP. See Exhibit 5.1.

        24.1+           Power of Attorney.

        25.1+           Statement of Eligibility and Qualification on Form T-1 of
                        Bank One Trust Company, N.A.


------------------------


+   Previously filed.


*   To be filed by amendment.